                                                                    Exhibit 10.1

                               JAMES M. BURKHOLDER
                           SECOND AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


          THIS AGREEMENT, dated August 21, 1994, is made by and between Investors Bank Corp., a Delaware corporation ("INVESTORS"), Firstar Corporation, a Wisconsin corporation ("FIRSTAR CORPORATION"), and James M. Burkholder, an individual resident of the state of Minnesota ("EXECUTIVE").

          WHEREAS, Executive has heretofore been employed as an executive officer of Investors;

          WHEREAS, Executive and Investors have heretofore entered into an Amended and Restated Employment Agreement, dated as of December 1, 1993 (the "Original Agreement");

          WHEREAS, Investors may be purchased by or otherwise combined with Firstar Corporation and/or one or more of its affiliate entities (collectively "FIRSTAR");

          WHEREAS, as a condition precedent to such purchase or combination, Firstar is requiring that Executive agree to the terms of this Agreement;

          WHEREAS, Executive acknowledges that he will receive substantial benefit from the planned purchase or combination as a result of the sale of his stock and other benefits; and

          WHEREAS, the parties desire this Agreement to supersede the Original Agreement as of the "Effective Time" (as such term is defined in the Agreement and Plan of Reorganization, dated August 21, 1994 (the "REORGANIZATION AGREEMENT"), between, among others, Investors and Firstar) of any merger or other combination of Investors with any Firstar affiliate (called the "EFFECTIVE TIME" or the "EFFECTIVE DATE" in this Agreement).

          NOW, THEREFORE, in consideration of the premises, the respective undertakings of Investors, Firstar and Executive set forth below, Investors, Firstar and Executive agree as follows:

          1. EMPLOYMENT. On the Effective Date, Firstar Home Mortgage Corporation ("EMPLOYER" or "FHMC") shall employ Executive pursuant to this Agreement. Executive hereby accepts such employment and agrees to perform services for Employer for the period and upon the other terms and conditions set forth in this Agreement.

          2. TERM. Unless terminated at an earlier date in accordance with Sections 5 and 8 of this Agreement, the term of Executive's employment hereunder shall commence on the Effective Date and shall extend for a period of four years thereafter (the fourth anniversary of the Effective Date being herein referred to as the "CONTRACT END DATE"). The term of this Agreement shall not be renewed or extended unless Firstar and Executive shall so agree in writing.

          3.   POSITION AND DUTIES.

          3.01 SERVICES. During the term of this Agreement, Executive shall serve as President and Chief Executive Officer of Employer. Executive also agrees to serve, for any periods for which he is elected, as a director of Firstar Bank of Minnesota, N.A. ("FBM") and of Firstar Corporation of Minnesota ("FMC"); provided, however, that Executive shall not be entitled to any additional compensation for serving as a director of FBM or FMC.

          3.02 PERFORMANCE OF DUTIES. Executive agrees to serve Firstar faithfully and to the best of his ability and to devote his full time, attention and efforts to the business and affairs of Employer and other Firstar entities during the term of this Agreement. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during the term of this Agreement, he will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.

          4.   COMPENSATION.

          4.01 BASE SALARY. As base compensation for all services to be rendered under this Agreement during the term of this Agreement, Employer shall pay to Executive an annual salary of $210,000 (the"BASE SALARY"), which salary shall be paid in accordance with Firstar's normal payroll procedures and policies (which currently provide for bi-weekly payments). The base salary shall be reviewed annually by Employer's Board of Directors and may be increased to such higher rate as Employer's Board of Directors determines, whereby such increased base salary shall constitute the Base Salary for all purposes of this Agreement.

          4.02 BONUS AND INCENTIVE COMPENSATION. In addition to the Base Salary described in Section 4.01, Executive shall be entitled to an annual bonus of $100,000 (the "ANNUAL BONUS"), to be paid at the same time that annual incentive compensation payments are normally paid to Employer's executive officers. Executive shall also be entitled to participate in such bonus or incentive compensation plans as have been or may be established by Employer's Board of Directors from time to time for executive level employees (collectively, the "PLANS"). For purposes of calculating incentive compensation under the Plans, Executive's Base Salary identified in Section 4.01 will be used as the base salary.

          4.03 PARTICIPATION IN BENEFIT PLANS. During the term of this Agreement, Executive shall be entitled to receive such medical and hospitalization insurance and other fringe benefits as are being provided to the key executive employees of Employer from time to time to the extent that Executive's age, position or other factors qualify him for such fringe benefits, which benefits shall include, without limitation, continuation of an automobile allowance comparable to other key executive employees; except that the existing lease for the automobile currently used by Executive will be continued until the expiration date (but not any optional extensions thereof), and Executive shall continue to use such automobile during the remainder of the lease period.

          4.04 DISABILITY/LIFE INSURANCE BENEFITS. Firstar shall maintain (i) a key man disability insurance policy for Executive; and (ii) a term life insurance policy on Executive's life, both on such terms as existed on the date of the Original Agreement. This insurance coverage will be in lieu of any coverage normally provided to Employer's officers.

          4.05 EXPENSES. Employer will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, including any food and lodging expense required of Executive during duties in Milwaukee, Wisconsin, subject to the presentment of appropriate vouchers in accordance with Employer's normal policies for expense verification.

          4.06 TAX EXPENSE. Employer shall pay Executive a bonus at such time as is necessary for Executive to satisfy his federal income tax obligation, to offset any income tax expense resulting f rom issuance of Firstar Corporation Common Stock in exchange for the fair value of Executive's Restricted Stock under agreement dated December 31, 1992.

          5.   TERMINATION.

          5.01 TERMINATION BY EMPLOYER.  During the term of this Agreement,
Employer:

          (a) shall have the right to terminate Executive from employment at any time for Cause (as defined in Section 5.03 hereof), by written notice to Executive, specifying the particulars of the conduct of Executive forming the basis for such termination, and shall not be obligated to pay Executive the benefits provided in Section 5.04 hereof; and

          (b) shall have the right to terminate Executive's employment without Cause, and Executive shall, upon the occurrence of such termination without Cause, be entitled to receive the benefits provided in Section 5.04 hereof.

          5.02 TERMINATION BY EXECUTIVE. The Executive shall also be entitled to receive the benefits defined in Section 5.04 hereof upon the voluntary termination of Executive's employment by Executive for Good Reason (as defined in Section 5.03 hereof). Executive shall evidence a voluntary termination for Good Reason by written notice to Employer given within 60 days after the date of the occurrence of any event that Executive knows or should reasonably have known constitutes Good Reason for voluntary termination. Such notice need only identify Executive and set forth in reasonable detail the facts and circumstances claimed by Executive to constitute Good Reason. Any notice given by Executive pursuant to this Section 5.02 shall be effective five business days after the date it is given by Executive.

          5.03 DEFINITIONS.

          (a) "CAUSE" shall mean the Executive has (i) engaged in serious misconduct which results in demonstrable and serious injury to Firstar or FHMC, monetary or otherwise; (ii) been convicted of a felony, as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion or lapse of all right of appeal; or
(iii) unreasonably neglected or refused to perform the Executive's duties or responsibilities (unless significantly changed without the Executive's consent).

          (b) "DISABILITY" shall mean any physical or mental illness or disability that renders Executive unable to perform substantially all of his duties and services hereunder for a period of six months during any one-year period.

          (c) "GOOD REASON" shall mean the occurrence of any of the following events, except for the occurrence of such an event in connection with the termination or reassignment of Executive's employment for Cause or by any reason of his death or Disability:

          (i) the assignment to the Executive of employment responsibilities which are not of comparable responsibility and status of the position of President and Chief Executive Officer of FHMC, consisting generally of the duties described by Michael Schmitz in a letter delivered contemporaneously with the execution of this Agreement;

          (ii) a reduction by Firstar in the Executive's base salary below the base salary in effect for the Executive on August 1, 1994;

          (iii) Firstar's failure to permit the Executive's participation in incentive compensation programs on a comparable basis to that provided to other executives of Firstar entities with comparable duties;

          (iv) Firstar's or FHMC's requiring the Executive to be based anywhere other than within 50 miles of the Executive's office location immediately prior to the Effective Date, except for requirements of temporary business travel to an extent substantially consistent with the Executive's business travel obligations immediately prior to the Effective Date, and except that Executive acknowledges that Employer's main offices are located in Milwaukee, Wisconsin, and that Executive will spend such time at the main offices as is necessary to perform his duties, or such other locations which are mutually agreed upon by the Executive and Firstar;

          (v) except to the extent otherwise required by applicable law, the failure of Firstar to continue the Executive's participation in any benefit or compensation plan, stock ownership plan, stock purchase plan, bonus plan, life insurance plan, health plan or disability plan, or any fringe benefit (including vacation time) on a comparable basis to that provided to other executives of Firstar entities with comparable duties; or

          (vi) the failure of Firstar to obtain, as specified in Section 9.10 hereof, an assumption of the obligations of Firstar to perform this Agreement by any successor of Firstar within 15 days after written notice by the Executive.

          5.04 SEVERANCE PAYMENT. Upon the termination of the employment of Executive pursuant to Section 5.01(b) or 5.02 hereof, Executive shall be entitled to receive the benefits specified in this Section 5.04. The amounts due to Executive under subparagraphs (a) or (b)(i) of this Section 5.04 shall be paid to Executive not later than one business day prior to the date that the termination of Executive's employment becomes effective (except as noted below).

          (a) Employer shall pay to Executive (i) the full base salary earned by him and unpaid through the date that the termination of Executive's employment becomes effective, at the rate in effect at the time written notice of termination (voluntary or involuntary) was given, (ii) any amount earned by Executive as a bonus with respect to the fiscal year of Employer preceding the termination of his employment if such bonus has not theretofore been paid to Executive and (iii) an amount representing credit for any vacation earned or accrued by him but not taken;

          (b) In lieu of any further base salary, incentive compensation and bonus payments, as well as continued participation in any stock purchase or similar plan and all other benefit plans or programs of any nature, to Executive for periods subsequent to the date that the termination of Executive's employment becomes effective, Employer shall pay as severance pay to Executive his choice of either:

               (i) A lump-sum cash amount equal to the remaining Base Salary and Annual Bonus payments due to Executive from the date of termination to the Contract End Date. Employer shall also continue Executive's participation in health insurance plans and shall maintain the life and disability insurance coverage referenced above until the Contract End Date (but executive will not be eligible for continued participation in the pension or Thrift & Sharing Plans); or

               (ii) bi-weekly severance payments and continued benefits which are provided to Firstar "executive" employees in accordance with the terms of Firstar's severance program in effect on the date of termination.

If option (ii) is selected, Executive will be subject to all of the terms of Firstar's severance program then in effect, including the requirement that Executive execute a Severance Agreement, including a release of claims. Notwithstanding the requirement that severance payments be made in a lump sum, if option (ii) is selected, payments will be made bi-weekly.

          (c) Executive shall not be required to mitigate the amount of any payment provided for in this Section 5.04 by seeking other employment or otherwise. The amount of any payment or benefit provided in this Section 5.04 shall not be reduced by any compensation earned by Executive as a result of any employment by another employer.

          It is the intention of Employer and Executive that no portion of any payment under this Agreement, or payments to or for the benefit of Executive under any other agreement or plan, be deemed to be an excess parachute payment as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"), or of any successor provision. It is agreed that the present value of all payments to or for the benefit of Executive in the nature of compensation to which Section 280G of the Code applies (in the aggregate "TOTAL PAYMENTS") shall not exceed an amount equal to one dollar less than the maximum amount which Executive may receive without becoming subject to the tax imposed by
Section 4999 of the Code or which Employer may pay without loss of deduction under Section 280G(a) of the Code. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code. Within 30 days following the earlier of (x) the effective date of such termination or
(y) the giving of notice by Employer to Executive of its belief that there is a payment or benefit due Executive which will result in an excess parachute payment as defined in Section 280G of the Code, the chief financial officer of Employer shall make a good faith determination of the amount of any reduction necessary to comply with the provisions of this section, after consultation with the advisors then regularly retained by Employer, including tax counsel selected by Employer and reasonably acceptable to Executive. A written statement setting forth the calculation thereof shall be prepared and provided to Executive. In the event that such calculation determines that there would be an excess parachute payment, the payments to be made hereunder shall be modified, reduced or eliminated as specified by Executive in writing delivered to Employer within 30 days of his receipt of such calculation or, if Executive fails to so notify Employer, then as Employer shall reasonably determine, so that under the basis of calculation prepared by Employer there will be no excess parachute payment. The provisions of this section, including the calculations and notices provided for herein shall be based upon the conclusive presumption that (x) the compensation and benefits provided for in Section 5.04(a) hereof and (y) any other compensation earned prior to the Effective Time by Executive pursuant to Investors' compensation programs if such payments would have been made in the future in any event, even though the timing of such payment is triggered by a change in control (as defined in the Original Agreement ), are reasonable compensation for services rendered prior to such change in control. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession this section shall be of no further force or effect.

          6. CONFIDENTIAL INFORMATION. Except as permitted or directed by Employer's Board of Directors, during the term of this Agreement or at any time thereafter, Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of Firstar) any confidential or secret knowledge or information of Investors or any related entity (collectively the "INVESTORS ENTITIES") or any Firstar entities which Executive has acquired or become acquainted with or will acquire or become acquainted with during the period of his employment by Employer or any other Firstar entity, whether developed by himself or by others, concerning any trade secrets, any customer lists of any Investors Entity or any Firstar entity, or any other confidential information or secret aspects of the business of any Investors Entity or any Firstar entity. Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of Firstar and represents a substantial investment of time and expense by Firstar, and that any disclosure or other use of such knowledge or information other than for the sole benefit of Firstar would be wrongful and would cause irreparable harm to Firstar. Both during and after the term of this Agreement, Executive will refrain from any acts or omissions that would reduce the value of such knowledge or information to Firstar. The foregoing obligations of confidentiality shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from Firstar, other than as a direct or indirect result of the breach of this Agreement by Executive.

          7.   NONCOMPETITION COVENANT.

          7.01 AGREEMENT NOT TO COMPETE. Executive acknowledges that he will be signing a separate noncompetition agreement (the "NONCOMPETITION AGREEMENT") as part of Firstar's acquisition of Investors, and the accompanying sale of his stock in Investors. Firstar is entering into the purchase agreement with Investors, and Firstar is entering into the Agreement, in part in exchange for the Executive's agreement to the terms of the Noncompetition Agreement; and the terms of the Noncompetition Agreement are incorporated into this Agreement by reference.

          7.02 SOLICITATION OF EMPLOYEES. Executive also agrees that -- during the non-compete period identified in the Noncompetition Agreement -- he will not to solicit, cause or seek to cause any employee of Employer or any other Firstar entity to terminate, curtail or otherwise modify his or her employment relationship with Employer or Firstar for the purpose of entering into an employment or other relationship with Executive or with any other entity, firm, business, activity or enterprise involved in any competitive business.

          7.03 INDIRECT COMPETITION. Executive further agrees that, during the term of this Agreement and for the period after termination of employment that the noncompetition covenant of Section 7.01 is effective, he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 7 if such activity were carried out by Executive, either directly or indirectly; and, in particular, Executive agrees that he will not, directly or indirectly, induce any employee of Employer or any Firstar entity to carry out, directly or indirectly, any such activity.

          7.04 MODIFICATION. In the event that a court of competent jurisdiction determines that the provisions of this Section 7 are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant shall be construed so that the remaining provisions shall not be affected but shall remain in full force and effect, and any such overbroad provisions shall be deemed, without further action on the part of any person, to be modified, amended, and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

          8.   TERMINATION PROVISIONS.

          8.01 POST-TERMINATION AGREEMENTS. This Agreement may be terminated at any time: (i) by the mutual agreement of both parties to this Agreement, (ii) upon the death or Disability of Executive, (iii) by Executive for Good Reason,
(iv) by Firstar for Cause or (v) by either party upon a breach of a material term of this Agreement by the other party hereto. This Agreement may also be terminated by Employer without Cause with payment of the amounts specified in
Section 5.04. For purposes of this Section 8.01, "Cause," "Disability," and Good Reason" shall have the meanings assigned to them in Section 5.03. Notwithstanding any termination of this Agreement, Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive's employment.

          8.02 SURRENDER OF RECORDS AND PROPERTY. Upon termination of his employment with Firstar, Executive shall deliver promptly to Firstar all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of Firstar or which relate in any way to the business, products, practices or techniques of Firstar or its subsidiaries, and all other property, trade secrets and confidential information of Firstar Corporation or its subsidiaries, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of Firstar Corporation or its subsidiaries, which in any of these cases are in his possession or under his control.

          9.   MISCELLANEOUS.

          9.01 REGULATORY INVALIDITY. Notwithstanding any provision in this Agreement to the contrary, no payment shall be due Executive hereunder, and Employer shall not be obligated and shall not make any payment hereunder, if, because of the condition of Firstar Corporation or any insured institution subsidiary of Firstar Corporation or the acts of the Executive, such payment would be prohibited pursuant to Section 18 of the Federal Deposit Insurance Act, as amended, 12 U.S.C. SECTION 1828(k), or the regulations governing insured depositary institutions or depository institution holding companies promulgated pursuant thereto.

          9.02 SATISFACTION. Employer shall not have any obligation under this Agreement with respect to any payment, action, or benefit required of it for any period by any provision herein to the extent that such payment, action or benefit has been satisfied or provided by another Firstar entity with respect to
such period.   Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require any other Firstar entity to satisfy any obligation set forth herein. Without limiting the generality of the foregoing, Executive expressly acknowledges that Investors Savings Bank, F.S.B. (the "BANK") is a federal savings bank subject to regulation of the Office of Thrift Supervision under the Home Owners Loan Act, and particularly to regulation relating to the level and form of employment agreement and compensation which such a savings institution may pay its executive officers. The Bank is not a party to this Agreement and nothing in this Agreement shall create any obligation enforceable against the Bank or imply any course of conduct or level of compensation to which the Bank will be bound.

          9.03 LEGAL FEES AND EXPENSES. Employer shall pay to Executive all legal fees and expenses incurred by Executive in seeking to obtain or enforce any right or benefit provided to Executive by this Agreement whether by arbitration or otherwise.

          9.04 GOVERNING LAW. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota.

          9.05 PRIOR AGREEMENTS. This Agreement restates, amends and in all respects replaces the Original Agreement and the parties hereby mutually agree that the Original Agreement will be terminated upon the Effective Date. This Agreement contains the entire Agreement of the parties relating to the employment of Executive by Employer and the other matters discussed herein and supersedes all prior Agreements and understandings with respect to such subject matter, and the parties hereto have made no Agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

          9.06 WITHHOLDING TAXES. Employer may withhold from any compensation or other benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

          9.07 AMENDMENTS. After the Effective Date, no amendment, termination or modification of this Agreement shall be deemed effective unless made in writing and signed by Executive and Employer. Prior to the Effective Date, no amendment, termination or modification of this Agreement (other than pursuant to Section 10) shall be deemed effective unless made in writing and signed by Executive, Investors and Firstar Corporation.

          9.08 NO WAIVER. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

          9.09 ASSIGNMENT. Other than as expressly contemplated herein with respect to the merger or other combination of Investors with and into an affiliate of Firstar Corporation, this Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that Firstar may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which Firstar may merge or consolidate, or to which Firstar may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, Firstar. After any such assignment by Firstar, Employer shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be Employer for the purposes of all provisions of this Agreement including this Section
9.09. Notwithstanding the foregoing, this Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

          9.10 SUCCESSORS AND BINDING AGREEMENT. Firstar will require any successor (whether direct or to substantially all of the business and/or assets of Firstar), by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of Firstar to obtain such Agreement prior to the effectiveness of any such succession shall be a breach of this Agreement (subject to Executive's duty to provide 15 days' notice, as described above), and shall entitle Executive to compensation from Employer in the same amount and on the same terms as Executive would be entitled hereunder if Executive terminated his employment for Good Reason, except that for purposes of implementing the forgoing, the date on which any such succession becomes effective shall be deemed the date that the termination of Executive's employment becomes effective. As used in this Agreement, "Firstar" shall mean Firstar and any successor to its business and/or assets which executes and delivers the Agreement provided for in this Section 9.10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          9.11 INJUNCTIVE RELIEF. Executive agrees that it would be difficult to compensate Firstar fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 6, 7 and
8. Accordingly, Executive specifically agrees that Firstar shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of Firstar to claim and recover damages in addition to injunctive relief.

          9.12 SEVERABILITY. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

          10. EXPIRATION. This Agreement shall automatically expire and shall thereafter be of no force and effect whatsoever in the event that the Reorganization Agreement should expire or be terminated in accordance with its terms.


                                   INVESTORS BANK CORP.


                                   By
                                     -----------------------------------------
                                        Its
                                            ----------------------------------


                                   FIRSTAR CORPORATION

                                   By
                                     -----------------------------------------
                                        Its
                                            ----------------------------------


                                     -----------------------------------------
                                     James M. Burkholder